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                                EXHIBIT (23)(k)
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                   [On letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL
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November 7, 1995


Board of Directors
Fourth Financial Corporation
100 North Broadway
Wichita, Kansas  67202

Re: Joint Proxy Statement/Prospectus of Fourth Financial Corporation and Boatmen's Bancshares, Inc.

Gentlemen and Madame:
Attached is our opinion letter dated as of the effective date of the Joint Proxy Statement with respect to the fairness (i) to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of Fourth Financial Corporation (the "Company") of the exchange ratio of 1.00 shares of Common Stock, par value $1.00 per share, of Boatmen's Bancshares, Inc. ("Boatmen's") to be received for each Share and (ii) to the holders of the outstanding shares of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation value $400 per share (the "Preferred Shares"), of the Company of the exchange ratio of 1.00 shares of 7% Cumulative Convertible Preferred Stock, stated value $100 per share, liquidation value $400 per share, of Boatmen's to be received for each Preferred Share pursuant to the Agreement and Plan of Merger dated August 25, 1995, among Boatmen's, Acquisition Sub, Inc., a wholly-owned subsidiary of Boatmen's, and the Company.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY INFORMATION, Merger -- Opinions of Financial Advisors" and "MERGER -- Fairness Opinions of Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.